EXHIBIT 10.41

April 28, 1998

Steven Goldby
180 Stockbridge
Atherton, CA 94027

Dear Steve:

On behalf of the Executive Committee and the management of Symyx, I am pleased to offer you the position of Chairman of the Board and Chief Executive Officer with Symyx Technologies (the “Company”).  You will receive a monthly salary of $20,840 (twenty thousand eight hundred forty dollars), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.  As a Company employee, you are also eligible to receive certain employee benefits, including medical, dental, vision, life insurance, short and long-term disability and 401(k) plan.  You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

In addition, subject to approval by the Board of Directors at its next meeting, the Company will allow you to purchase 675,000 (six hundred seventy five thousand) shares of common stock of the Company at the then current fair market value as determined by the Board.  These shares will be subject to the terms and conditions of the Company’s stock purchase agreement, which will also provide for a full recourse loan equal to the cost of the stock purchase.  With regard to vesting, 175,000 (one hundred seventy five thousand) shares will vest on your first full day of employment with the Company, and the balance will vest annually thereafter at the rate of 125,000 (one hundred twenty five thousand) shares per annum.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purpose of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligation to the Company.

As a Company employee, you will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which requires (among other things) the assignment of patent rights to any invention made during the employment at the Company and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.  A duplicate original is enclosed for your records.  This offer of employment expires May 31, 1998 unless accepted prior to that date.  This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Symyx.

Sincerely,

Isaac Stein
Chairman,
Symyx Executive Committee

ACCEPTED AND AGREED TO this
28 day of April, 1998
By: Steven Goldby
Start date: July 1, 1998